Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-246324) of our report dated March 25, 2021, relating to the financial statements of Aditx Therapeutics, Inc. for the years ended December 31, 2020 and 2019, which appear in this Annual Report on Form 10-K.

/s/ dbbmckennon

Newport Beach, California

March 25, 2021